Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047
October 21, 2005 For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today announced a dividend declaration and reported third quarter and year-to-date net income and earnings per share.

The Company reported net income of $1.69 million, or $0.34 per diluted share, for the quarter ended September 30, 2005, and $4.91 million, or $1.00 per diluted share, for the nine months ended September 30, 2005. For the third quarter, net income decreased $165 thousand, or 8.9%, from third quarter 2004 net income of $1.85 million. Earnings per diluted share decreased $0.04 from $0.38 in the third quarter. For the nine months ended September 30, 2005, net income decreased 12.1% and earnings per share decreased 12.3%, respectively, over net income and diluted earnings per share for the nine months ended September 30, 2004. Interest income for the third quarter compared to the same quarter in 2004 was up $1.03 million or 10.4%, while interest income on a consecutive quarter basis was up $468 thousand or 4.5%. Average earning assets have grown during the third quarter 2005 compared to the same quarter in 2004 with loans up 8.3%. Interest expense is also up $811 thousand or 29.9% driven by a higher cost of funds. For the quarter and year-to-date periods, respectively, changes in the major income statement categories are: net interest income up $220 thousand, or 3.0%, and $610 thousand, or 2.8%; loan loss provision down $58 thousand, or 17.1%, and $469 thousand, or 49.0%; noninterest income excluding realized gain on securities up $93 thousand, or 8.5%, and $183 thousand, or 5.8%; and noninterest expense up $629 thousand, or 11.4%, and $2.05 million, or 12.4%. On a year to date basis in noninterest expense, the salaries and benefits increase of $1.23 million is attributable to normal merit increases, staffing of two new branches, an increase in retirement cost and the salaries and benefits associated with personnel to build an infrastructure that can handle the planned growth of the company. In addition, $208 thousand of the $381 thousand increase in the year to date occupancy expense is related to two branch openings in December 2004 and June 2005.

The Company’s re-engineering program implemented in May of 2005 is progressing well and the consulting expense associated with this project is complete, helping net income on a consecutive quarter basis to grow $138 thousand. An increase of $102 thousand in securities gains taken in the 3rd quarter of 2005 brings the year-to-date realized gains to within $45 thousand of the amount reported for the first nine months of 2004.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 10.85% and 0.90%, respectively, for the quarter ended September 30, 2005, compared to 12.96% and 1.06%, respectively for the third quarter of 2004. Annualized ROE and ROA were 10.83% and 0.92%, respectively, for the nine months ended September 30, 2005, compared to 12.92% and 1.08%, respectively, for the nine months ended September 30, 2004.

Asset quality continued to improve in the third quarter with a significant decrease in loan charge-offs and a continued level of nonperforming assets well below historical levels. Nonperforming assets as a percentage of total loans decreased to 0.76%, comparing favorably to 0.94% at September 30, 2005 and at 2004 year end. Annualized net charge-offs were 0.07% of average loans for the quarter and 0.13% for the first nine months of 2005, compared to 0.12% in the third quarter of 2004, 0.14% for the first nine months of 2004 and 0.22% for the full year 2004.

Total assets increased by $50.0 million, compared to one year ago, reaching a record level of $755.2 million at September 30, 2005. Average loans of $545.1 million for the third quarter of 2005 were up 8.3% compared to $503.4 million in the third quarter of 2004. Average deposits of $610.5 million reflect an increase of 1.7% compared to $600.1 million in the same quarter of 2004. Average long-term borrowings for the third quarter 2005 of $63.0 million were up 87.5% compared to $33.6 million for the same period in 2004.

President and CEO Joe A. Shearin is also pleased to announce that the Board of Directors declared a dividend of $0.15 per share, payable November 15, 2005 to shareholders of record as of November 1, 2005. Shearin stated “While we are not satisfied with the level of earnings we are pleased with the continued improvement in asset quality and the earnings improvement from the prior quarter. We will continue our long-term focus on increasing shareholder value through our emphasis on utilizing best practices to improve overall efficiencies. “ Standards of Excellence Phase II” has been a success, and we will look for better ways of managing our company while focusing on our vision of being the “Best of the Best.”

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio which comprises approximately 18.6% of the Company’s total assets

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended September 30		Nine months Ended September 30
	2005	2004	2005	2004
Income Statements
Interest income	$10,979	$9,948	$31,569	$29,608
Interest expense	3,523	2,712	9,362	8,011

Net interest income	7,456	7,236	22,207	21,597
Provision for loan losses	282	340	488	957
Service charges on deposits	798	734	2,194	2,140
Other noninterest income	412	361	1,170	1,019
Gain on securities sales	103	23	224	269
Salaries and benefits	3,518	3,146	10,655	9,425
Occupancy and equipment	1,344	835	2,723	2,342
Other noninterest expense	1,282	1,533	5,169	4,727
Income tax expense	656	648	1,853	1,991

Net income	$1,687	$1,852	$4,907	$5,583
Earnings per share, basic and assuming dilution	$0.34	$0.38	$1.00	$1.14

Selected Ratios
Return on average assets	0.90%	1.06%	0.92%	1.08%
Return on average equity	10.85%	12.96%	10.83%	12.92%
Net interest margin	4.38%	4.59%	4.58%	4.68%

Balance Sheets at Period End
Loans, net of unearned interest			$556,675	$509,648
Total assets			754,625	705,100
Deposits			615,813	600,145
Other borrowings			60,353	28,973
Shareholders’ equity			61,427	59,354
Book value per share			12.53	12.11

Average Balance Sheets for the Quarter
Loans, net of unearned interest	$545,056	$503,375	528,290	494,356
Total assets	743,209	697,546	715,340	687,979
Deposits	610,590	600,140	599,069	589,329
Other borrowings	64,626	33,571	50,268	33,890
Shareholders’ equity	61,686	56,874	60,588	57,729

Asset Quality at Period End
Allowance for loan losses			6,643	6,920
Nonperforming assets			4,146	4,729
Net charge-offs	97	154	519	532
Net charge-offs to average loans for the quarter	0.07%	0.12%	0.13%	0.14%
Loan loss reserve % of total loans			1.19%	1.36%
Nonperforming assets % of total loans & OREO			0.76%	0.93%